Exhibit 10.1

CONTRACT

This Contract, together with all exhibits hereto, is made and entered into by and between Helmerich & Payne International Drilling Co., a Delaware corporation (hereinafter referred to as “H&P”) and Southeast Texas Industrial Services, Inc., a Texas corporation (hereinafter referred to as “STIS”) effective this 18th day of July, 2007 (“Effective Date”).

It is agreed as follows:

1.                                       CONTRACT.  This document, and the documents referred to herein, which are incorporated herein by reference, including all the documents contained in H&P’s fabrication specifications which are attached hereto as Annex 1 (as said documents may have been revised for the purposes of this contract), and all of the Exhibits attached hereto, and the drawings identified in Annex 1 shall constitute the entire contract (hereinafter referred to as the “Contract”) between the parties with regard to the work described herein by STIS.

2.                                       DESCRIPTION OF THE WORK.  Subject to the provisions of Paragraphs 11 and 17 hereof, the work to be performed by STIS is described in Annex 1 (the “Work”).  Wherever reference is made herein to the “Work,” such reference shall be to all or any portion of the Work as applicable under the circumstances.

STIS shall at its sole risk, cost and expense furnish all the labor, equipment, supplies and materials, except such equipment, supplies, materials and labor which under the express provisions of the Contract is to be furnished by H&P, to perform and complete the Work at H&P’s Greensport facility located in Houston, Texas.  The Work will be performed and completed in accordance with the Contract and the plans and specifications identified in Annex 1.

3.                                       REPRESENTATIONS AND RESPONSIBILITIES OF STIS.

STIS represents and undertakes that:

A.                                   It has the required skills and capacity to perform, and shall perform the Work in the best professional manner using state of art techniques and sound procurement, construction, project management, and supervisory practice, all in accordance with the requirements of this Contract and with the highest standards of workmanship for similar kinds of work in the petroleum industry;

B.                                     It shall execute the Work continuously and diligently with all due care and using qualified and competent personnel and shall execute and complete the Work in accordance with the highest standard of workmanship for similar kinds of work in the petroleum industry and in strict accordance with the provisions of this Contract and the plans and specifications identified in Annex 1;

C.                                     It shall obtain all authorizations, permits and licenses necessary for the performance of the Work;

D.                                    It shall perform the Work in compliance with all applicable laws and regulations that are in effect on the effective date of this Contract and that have become effective during the performance of the  Work;

E.                                      STIS shall be responsible for safety of its personnel and equipment during the performance of the Work; provided, however, STIS shall comply with all H&P safety rules and requirements while performing the Work;

F.                                      It shall remove or replace or have removed or replaced any personnel performing the Work that H&P requests STIS to remove or replace, and H&P shall not unreasonably make any such requests;

G.                                     It shall use effective quality assurance programs in performing the Work which shall comply with all codes and practices applicable to the Work or as may be specified by H&P.  H&P has the right, at any time, to review and accept or reject such quality assurance programs;

H.                                    STIS shall comply with all immigration laws of the United States, and it represents to H&P that all STIS’s employees or agents assigned to perform the Work under this Contract who are not United States citizens are legally entitled to perform the Work;

I.                                         All the representations of STIS and of its subcontractors required in this Contract are material and will survive the completion of the Work or termination of this Contract for a period of one (1) year.

4.                                       PAYMENT.

A.                                   As full compensation for the Work, H&P shall pay to STIS the Contract Price made up of the Time and Material Rates set forth in Exhibits “A” and “A-1”.  The Time and Material Rates shall include all actual and documented costs, profit, taxes, duties, expenses and charges associated directly or indirectly with performing the Work and the cost of purchasing services related to any operating and commissioning supplies, spare parts, storehouse stocks, maintenance tools and any other items which H&P requests STIS to purchase on a Time and Material Rate basis.  The Time and Material Rates reflected on Exhibits “A” and “A-1” shall not be adjusted except by written agreement of H&P and STIS.

B.                                     On the fourth working day of each week after the Effective Date, STIS shall submit to H&P Time and Material invoices earned and/or expended by STIS for the previous week.  Separate Time and Materials invoices shall be prepared for each rig number and will provide subtotals for the following categories:

•                  STI Direct Labor Charges – with each craft reflected on a separate line item

•                  Material Charges

•                  Freight Charges

Supporting documentation shall be provided for payments shown to be due in each invoice based on the actual number of labor hours expended and the actual expenditures for materials and freight.

If, in H&P’s opinion, the actual number of labor hours expended or the actual expenditures for materials varies at any time from the amounts stated for the corresponding invoice period, H&P may dispute STIS’s invoice.

C.                                     Within 15 days of H&P’s receipt of an invoice submitted in accordance with this Paragraph 4, H&P shall pay to STIS all amounts shown on that invoice that are properly owing and due to STIS less:

(i)                                   all amounts of credits then owing to H&P;

(ii)                                any previous payments on account made by H&P;

(iii)                             any statutory retention required by an applicable lien statute or any amount claimed by any person under that statute of which H&P has notice or both;

(iv)                            any amount which H&P has notified STIS is an amount in dispute; and

(v)                               any withholding amount required to be withheld by any governmental authority or applicable law.

All invoices submitted to H&P by STIS shall be sent to H&P as required by Paragraph 15 of this Contract.

D.                                    As to any disputed invoices, or portions thereof, the parties agree to mediate same, not less than monthly, in an attempt to resolve same without third party intervention.  In the event disputed invoices, not resolved through mediation, exceed $100,000.00 in the aggregate, the parties agree to submit same to third party mediation in Harris or Jefferson County, Texas, with mediation to be scheduled within sixty (60) days of notice from STIS that unresolved disputed invoices (or portions thereof) exceed $100,000.00 in the aggregate.  The parties will jointly select the third party mediator, who will serve as mediator for all disputes under this Paragraph 4D.  To the extent disputed invoices are not resolved through assisted third party mediation, all rights of the parties under applicable law shall be reserved to be pursued by the parties as they see fit and the parties shall have no obligation to mediate such dispute under Paragraph 20B of this Contract.

E.                                      Pursuant to mutual written agreement of the parties hereto, this Contract may be amended to provide that certain portions of the Work will be performed on fixed price basis.  In such event, the parties shall agree to delivery dates for completion of each phase of the Work and liquidated damages for late delivery.

5.                                       PROPRIETARY INFORMATION.  All drawings, designs, computer models and other information pertaining to the Work (and the rig to which the Work relates) including without limitation all information which STIS, directly or indirectly, has acquired or acquires from H&P or its affiliates concerning the technical and business activities and know-how of H&P or its affiliates, (“Proprietary Information”) shall be, and remain, the property of H&P.  STIS shall not duplicate said drawings, designs, computer models or other Proprietary Information, except as required for completion of the Work.  Upon completion of the Work, STIS shall (i) remove from its computer system(s) and destroy all electronic images or information directly or indirectly relating to the design or engineering of the Work; (ii) deliver to H&P all drawings, designs, diagrams, sepias, computer models, and other Proprietary Information and all copies of the same, except one copy of the “as builts” which shall be retained by STIS for its files to be used solely in connection with its warranty hereunder; and (iii) provide to H&P one set of original “as built” red-line plans covering the Work.  Each such drawing or diagram retained by STIS shall be clearly marked as the “Property of Helmerich & Payne International Drilling Co.”

and shall bear the legend: “Any use of this drawing or diagram other than with the express consent of Helmerich & Payne International Drilling Co. is strictly prohibited and unlawful.”  STIS shall not furnish to any third party, without H&P’s consent, any copy (whether in paper form or electronic form) of any drawing, design, diagram, sepia or other Proprietary Information prepared as a part of the Work.  STIS shall immediately notify H&P of any design defect or defects in the specifications and or fabrication, should STIS become aware of the same.  Notwithstanding anything to the contrary herein, the terms and provisions of this paragraph 5 shall likewise apply to all assembly, construction and installation work performed by STIS for H&P prior to the date hereof.

6.                                       COMPLETION, DELIVERY AND ACCEPTANCE.  STIS shall continuously and diligently complete each portion of the Work and shall notify H&P prior to the tender of delivery of each portion of the Work.

The Work shall not be tendered for delivery to H&P unless:

A.                                   The Work has been fully completed and constructed in strict accordance with the plans and specifications heretofore identified (and subsequent modifications, if any, made in accordance with the terms of the Contract); and

B.                                     The inspections and tests referred to in Paragraph 12 hereof have been completed to the reasonable satisfaction of H&P, having regard to the plans and specifications heretofore identified and subsequent modifications, if any, made in accordance with the terms of the Contract.

H&P shall be deemed to have accepted STIS’s written tender of delivery unless it notifies STIS of its rejection of such tender (together with the reasons therefor) within two (2) business days of H&P’s receipt of STIS’s written tender-of-delivery notice.  Acceptance of the Work shall transfer to H&P risk of loss.

7.                                       DELAY.  STIS shall not be deemed in default of the performance of any of its obligations for any delay in the delivery of any portion of the Work to the extent that such delay is caused by any of the following occurrences:

A.                                   Delay caused by change orders as defined in Paragraph 11, provided that at the time of submission of such change order to H&P, STIS has advised H&P in writing of the probable delay arising from such request and H&P has agreed to such delay and authorized in writing the requested change to proceed;

B.                                     Delay caused by the late delivery of any equipment or parts to be supplied by H&P;

C.                                     Delay caused by late delivery of an item of equipment or parts of the Work to be supplied by STIS, only in those cases where (i) H&P has requested in writing that such item of equipment or part be supplied by a particular named third party supplier, other than the supplier specified in H&P’s fabrication specifications and (ii) STIS has notified H&P in writing not more than three (3) days after receipt of such request that there is good reason to believe that delivery of the item by the supplier will cause delivery of the Work to be delayed (in which notice STIS shall have set forth the factual basis for such belief and the time within which the item of equipment must be received by STIS if delivery of a Rig is not to be delayed), and unless H&P within two (2) days from the date of receipt of such notice, either names an alternate supplier from whom the item may be purchased or itself assumes responsibility for ordering the item and obtaining delivery within the time set forth in such notice;

D.                                    If any performance of STIS under this Contract is prevented, hindered, delayed or otherwise made impracticable or burdensome by reason of any of the following force majeure events

(a)                                  Acts of God,

(b)                                 Riots,

(c)                                  Fires, or

(d)                                 Floods,

STIS shall be excused from performance to the extent that such performance is necessarily prevented, hindered, delayed or otherwise made impracticable by the foregoing event(s) (a) through (d).  Performance of any obligation excused under this paragraph shall be resumed as soon as reasonably practical after the event ceases.

8.                                       ALLOCATION OF RISK AND INDEMNITIES.

A.                                   With respect to any loss or damage to property (other than loss or damage to (i) the Work or damage to property either belonging to or furnished by H&P and to be incorporated in the Work and (ii) the property described in Paragraphs C and D of this Paragraph 8) arising from or relating in any way to the Contract or activities or omissions in connection therewith it is agreed as follows:

(1)                                  STIS agrees to protect, indemnify, defend and hold H&P and H&P’s parent and affiliates and underwriters and their respective officers, directors, employees, contractors, and agents free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of STIS, STIS’s parent and affiliates and underwriters, and/or their respective employees, agents, principals, officers, directors, invitees, subcontractors (or their servants) or representatives, or any survivor of any of the foregoing on account of loss or damage to any property of any of such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether H&P and/or its parent, affiliates, and/or others may have been wholly, partially or solely negligent or otherwise at fault or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

(2)                                  H&P agrees to protect, indemnify, defend and hold STIS and STIS’s affiliates and underwriters free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of H&P and/or its officers, employees, agents, principals, affiliates, invitees, subcontractors (or their servants) or representatives on account of loss or damage to any property of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether STIS and/or its affiliates and/or others may have been wholly, partially or solely negligent or otherwise at fault or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

B.                                     With respect to bodily injuries or death arising from or relating in any way to the Contract or activities or omissions in connection therewith is agreed as follows:

(1)                                  STIS agrees to protect, indemnify, defend and hold H&P and H&P’s parent, affiliates, and underwriters and their respective officers, directors, employees, contractors, and agents free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation court costs and attorneys’ fees) arising in favor of STIS, STIS’s parent and affiliates and underwriters, and/or their respective employees, agents, principals, officers, directors, invitees, subcontractors (or their servants) or representatives, or any survivor of any of the foregoing on account of injury to or death of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether H&P and/or its parent, affiliates, and/or others may be wholly, partially or solely negligent or otherwise at fault, or any defect in goods, equipment, or materials, irrespective of whether same preexisted the Contract.

(2)                                  H&P agrees to protect, indemnify, defend and hold STIS and STIS’s affiliates and underwriters free and harmless from and against any and all losses, costs, claims, causes of action and liabilities (including without limitation, court costs and attorney fees) arising in favor of H&P and/or any of H&P’s employees, agents, principals, officers, affiliates, invitees, subcontractors (other than STIS) or representatives, or any survivor of any of the foregoing, on account of injury to or death of any such persons arising out of, resulting from or relating in any way to the Contract or activities or omissions in connection therewith, regardless of whether STIS and/or its affiliates and/or others may be wholly, partially or solely negligent or otherwise at fault, or any defect in premises, goods, equipment, or materials, irrespective of whether same preexisted the Contract.

C.                                     All machinery, tools, material, and equipment furnished by H&P or otherwise identified to the Contract and not incorporated into the Work shall, at the completion or abandonment of the Work, be returned or incorporated in the Work and delivered to H&P in as good condition as when received by STIS.  STIS, except for reasonable wear occasioned by use in performance of the Work hereunder, shall be liable to H&P for any loss or damage to such machinery, tools, material and equipment provided that STIS’s liability to compensate H&P shall not exceed the amount of STIS’s insurance as specified herein.

D.                                    STIS shall examine visually all equipment, machinery, tools, and or other items furnished by H&P and if any defects are found therein, sufficient to make the use of any such items unsuitable or unsafe, STIS shall immediately notify H&P of such defect or defects and H&P shall replace the defective items.  Should STIS fail to make such examination or fail to report a defect or defects in such an item or items, STIS shall be deemed to have assumed all risks and all liability for any mishap which may occur by reason of failure or defects in such equipment, machinery, tools, or other items except for failure due to latent defects that could not be ascertained from a visual inspection.  STIS shall have the right to insist on an inspection of any such equipment, materials and or other items by H&P’s representative before accepting the same or incorporating it in the Work, on notification to H&P’s representative of the arrival of the same.

9.                                       INSURANCE.   At all times during the performance of Work hereunder, STIS agrees to carry and maintain in force at least the following types of insurance:

A.                                Workmen’s Compensation Insurance in accordance with the laws of the appropriate state and federal jurisdiction in which the Work is to be performed.  This coverage shall contain the following special endorsements:

(1)                                  Employer’s Liability coverage with limits of not less than $1,000,000 per accident.

(2)                                  U.S. Longshoremen and Harbor Workers’ Act coverage and Outer Continental Shelf Lands Act coverage, if applicable to the Work.

(3)                                  Employers’ Liability arising out of Maritime operations including coverage for benefits and damages under the Jones Act with limits of $1,000,000 per accident.

(4)                                  “Borrowed Servant” endorsement providing that a Worker’s Compensation claim brought against H&P by an STIS employee will be treated as a claim against STIS.

(5)                                  “In rem” endorsement providing that a claim “in rem” shall be treated as a claim against STIS.

B.                                  Comprehensive General Liability Insurance, including contractual liability with combined single limits of $1,000,000 for injuries to or death of persons and damage to property per occurrence.

C.                                  Automobile Liability Insurance for liability arising out of all owned, non-owned and hired vehicles with combined single limits of $1,000,000 for injuries to or death of persons and damage to property per occurrence.

D.                                 In the event watercraft are used by STIS, STIS shall carry or require owners of such watercraft to carry Protection and Indemnity Insurance in an amount of not less than the market value of the vessel or $1,000,000, whichever is greater, with Charterer’s Limitation Clause deleted.

E.                                   Excess Liability coverage with limits of Five Million and no/100 Dollars ($5,000,000) excess of all primary liability coverage.

STIS’s insurance described herein shall be endorsed to provide that the underwriters waive their right of subrogation against H&P and its insurer, parent, subsidiaries affiliated companies, co-venturers and their respective employees and agents, in respect of the risks assumed by STIS hereunder.  H&P will, as well, cause its insurers to waive subrogation against STIS in respect of the risks assumed by H&P hereunder.  All policies of insurance provided by STIS shall be carried with insurance companies which are satisfactory to H&P, and such policies and shall be primary as to any other valid and collectible insurance which may be carried by H&P in respect of the risks assumed by STIS hereunder.  STIS shall cause H&P, its parent, and their respective agents, employees and affiliates to be named as additional insured on all of said policies except those in Section A above.

H&P and STIS hereby waive the right to subrogate against each other.

Prior to the commencement of the Work, STIS or any of its subcontractors, will provide H&P with Certificates of Insurance evidencing that STIS or its subcontractors are in compliance with all of the above requirements.  Said Certificate will provide that H&P will be given thirty (30) days’ prior notice of cancellation or material alteration of any of the insurance policies specified in the Certificate.  Upon request, STIS shall permit H&P to examine any of the insurance policies specified herein.  STIS shall require its subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing any Work hereunder insurance coverage acceptable to STIS and furnish STIS acceptable evidence of such insurance.  STIS shall require all insurance policies carried by subcontractors to contain endorsements waiving insurers’ rights of subrogation against H&P and its insurers, parent, subsidiaries, affiliated companies, co-venturers and their respective employees and agents.

10.                                 PATENT INDEMNITY.   STIS agrees to indemnify and hold harmless H&P against claims of third persons for damage sustained by reason of the infringement of patent rights with respect to materials, processes, machinery or equipment selected and used by STIS in performing its Work; and H&P agrees to indemnify and hold STIS harmless against claims of third persons for damages sustained by reason of infringement of patent rights with respect to materials, processes, machinery or equipment supplied or selected or specifically required by H&P or other party on behalf of H&P and against claims arising out of any plans or drawings provided to STIS by H&P, provided, however, that the indemnitee shall notify the indemnitor of the filing of any suit so as to permit the timely filing of an answer thereto, and upon such notice the indemnitor shall have the obligation to assume the full defense as such suit with attorneys of the indemnitor’s selection and shall have the right to settle such suit in the indemnitee’s name, and further provided that the indemnitee will fully cooperate with the indemnitor in the defense of such suit.

11.                                 CHANGES IN WORK AND CHANGE ORDERS.

A.                                   H&P retains the right at any time to (i) make changes to all or any portion of the Work, (ii) change the sequence of STIS’s performance or delivery of any portion of the Work, and (iii) eliminate any portion of the Work from this

Contract and transfer such Work to other fabricators.  STIS will immediately notify H&P if a proposed change in all or any portion of the Work or in the delivery sequence of such Work will potentially delay the scheduled delivery of such Work.

12.                                 WORKMANSHIP.   All workmanship and operational practices of STIS shall be in accordance with the highest standards of workmanship for similar kinds of work in the petroleum industry, and all material, machinery and equipment supplied by STIS and incorporated in the Work shall be in accordance with the Contract.

13.                                 WARRANTIES.

A.                                   With respect to any and all equipment obtained from third parties by STIS and incorporated in the Work, STIS hereby transfers to H&P, to whatever extent STIS can legally do so, all warranties and guarantees made by the manufacturers thereon and STIS’s vendors and suppliers thereof, and such transfers (to be evidenced by additional instruments that H&P may reasonably require) shall constitute full performance by STIS of STIS’s obligations with regard to such equipment, all other responsibility and any warranty on the part of STIS in connection therewith being expressly excluded and negated.  STIS will use all reasonable efforts and will cooperate with H&P in order to enforce any claims against manufacturer’s defects or under warranties that may occur.  Notwithstanding the foregoing, STIS warrants that the Work will be assembled, fabricated and completed in strict accordance with the Contract.

B.                                     STIS will be responsible for (i) faulty or defective material or workmanship, and (ii) all materials, equipment and workmanship that does not meet the specifications described in this Contract (including Annex 1 attached hereto) and furnished by STIS or its subcontractors or representatives (but subject to the exclusions and limitations of STIS’s responsibility set forth in Paragraph A above).  STIS will warrant the items described in 13B(i) and (ii) for a period of 360 days from the date that the Work is accepted by H&P.  In the event that written notice to STIS of a claim against the warranties specified in this Paragraph 13B is sent within such 360-day period, then such notice shall constitute the proper filing of a warranty claim by H&P.  STIS reserves the right to inspect and verify the nature of the warranty claim at its sole cost and expense, before any action is taken.  Such verification shall be undertaken within seventy-two (72) hours of receipt of such claim.  H&P’s commitment to a seventy-two (72) hour delay is, however, subject to such delay not prejudicing H&P in its contractual relationship with and obligations to the Operator of the rig. H&P may require STIS to make repairs or replacements at the rig location where the Work is located.

If, in H&P’s judgment, the repairs cannot be reasonably effected at said rig location, then STIS will make repairs or replacements (as may be appropriate) at one of its yard facilities located at Buna, Bridge City, Orange, Nederland or Vidor, Texas, with the expense of transporting the Rig and/or rig components to or from said yard to be borne by H&P.

H&P may have such repairs or replacements made elsewhere if H&P deems necessary, but shall consult in advance with STIS before making the same, and STIS shall pay the cost of such repairs or replacements no later than 15 days from the date of H&P’s invoice therefore.  STIS shall have no responsibility whatsoever with respect to any defective or faulty workmanship not reported in writing to STIS within said three hundred sixty (360) day period; deficiencies reported after said three hundred sixty (360) day period shall be the exclusive responsibility of H&P.

STIS makes no warranties or representations whatsoever other than those expressly set forth in this Contract, and any other warranties, which might otherwise be implied, are hereby expressly excluded and negated.

14.                                 TAXES AND PERMITS.   STIS agrees to pay all taxes, licenses, and fees levied or assessed in connection with or incident to, the performance of this Contract by the state in which the Work is to be performed or by the federal government for unemployment compensation insurance, old age benefits, social security, or any other taxes upon wages of STIS, its agents, employees, and representatives.

STIS agrees to reimburse H&P on demand for all such taxes or government charges, state or federal, which H&P may be required or deem it necessary to pay on account of employees of STIS or any subcontractor and to furnish H&P with the information required to make necessary reports and to pay such taxes or charges, and at its election, H&P is authorized to deduct all sums so paid for taxes and governmental charges from such amounts as may be or become due or owing to STIS hereunder.

STIS agrees to be responsible for the acquisition of all necessary permits from regulatory bodies having jurisdiction over the Work to be performed hereunder.  STIS is to notify H&P in detail of all conditions imposed by such bodies in connection with issuance of such permits.  STIS shall be solely responsible for compliance therewith to the extent of its obligations hereunder and shall indemnify and hold H&P harmless from and against all fines, penalties, losses, claims, and demands, or judgments arising out of, or in any way connected with the noncompliance with any such conditions.  STIS agrees to obtain and maintain all necessary up-to-date permits and certificates relative to its equipment, machinery, tools and other appliances.

STIS agrees to pay all claims for labor, material, services, and supplies furnished by STIS hereunder and agrees to allow no lien or charges to be fixed upon the Work, equipment, machinery, materials or other property connected with the Work and STIS agrees to indemnify, protect, and save H&P harmless from and against all such claims of liens.  Before any payments are made by H&P to STIS, H&P may require STIS to furnish evidence satisfactory to H&P that there are no unsatisfied claims for labor, materials, equipment, and supplies or for injuries to persons or property not covered by insurance.

15.                                 NOTICES.  All notices or communications hereunder shall be in writing and shall be express mailed postage prepaid or hand delivered as follows:

If to H&P:	Helmerich & Payne International Drilling Co.
1437 South Boulder Avenue, Suite 1400
Tulsa, OK 74119-3623

Attention: Alan Orr and Jim Bishop

With a copy to: General Counsel

If to STIS:	Southeast Texas Industrial Services, Inc.
P.O. Box 1449
Buna, Texas 77612

Attention: Paul Spence and Jim Wimberley
McPherson, Monk, Hughes, Wimberley & Steele
3120 Central Mail Drive
Port Arthur, TX 77642

16.                                 TAKEOVER.   In the event (i) of unreasonably slow progress, carelessness, inattention, or incompetency (as determined by H&P in its sole judgment) on the part of STIS in the performance of the Work; (ii) that a bankruptcy petition is filed against STIS, a receiver is appointed for STIS, or STIS becomes insolvent; or (iii) of STIS’s failure to comply with its obligations under this Contract, STIS shall be afforded a reasonable period of time, not to exceed a maximum of ten (10) days, to correct or remedy the matters complained of by H&P.  Should STIS, within the time afforded by H&P, fail to correct or remedy such matters to H&P’s satisfaction, then STIS will automatically be deemed to be in default of this Contract and H&P shall have the right to take possession of the Work (including such partially constructed equipment or materials as have been generated or supplied by either party hereto) or discontinue the Work.  If H&P so elects, it may take possession of the Work, as well as any or all of STIS’s tools, machinery, and equipment reasonably necessary to continue the Work, and through H&P’s employees or employees of other contractors complete the Work contemplated by this Contract.  In the event that, at the time of notice of H&P’s dissatisfaction, a condition is present which represents, in H&P’s opinion, an imminent danger or hazard to the Work, H&P shall have the right to immediately take over the

Work and choose to discontinue, abandon, or continue the Work as described above.  In the event of any such takeover, H&P shall be entitled to recover damages equal to the amount paid by H&P to complete the Work in excess of the Contract price set forth in Paragraph 1 hereof, together with reasonable attorney’s fees.  Nothing in this Paragraph 16 shall be in derogation of H&P’s other rights under this Contract.

17.                                 TERMINATION.  H&P may in its sole discretion terminate this Contract, with or without cause for any reason whatsoever at any time by giving written notice of termination to STIS.  In the event of such termination, STIS shall be paid, pursuant to the terms of the Contract, for the Work performed and materials received up to the date of termination.  STIS shall allow H&P to review sufficient records, accounts, receipts, invoices and other documents so that H&P can satisfy itself that the amount due to STIS is reasonable.  Termination by H&P is not a breach of this Contract and does not entitle STIS to any damages or claims except as expressly stated in this Paragraph 17.

Notwithstanding anything to the contrary in Paragraphs 11A and 17 of this Contract, unless H&P terminates this Contract for cause, then H&P shall not have the right to terminate this Contract until STIS has constructed and has been paid for the construction of ten (10) of the rigs described in Annex 1.

18.                                 INTERPRETATION.  The various documents comprising the Contract shall be interpreted so as to give meaning to each document and its separate provisions, as an integral part of the whole, PROVIDED, HOWEVER, where any irreconcilable inconsistency or conflict exists between any of the matters contained in one or more of the documents of the Contract and any other document thereof, then the terms, provisions and other matters contained in this Contract shall prevail over any of such matters contained in any of the other documents.

19.                                 CONSEQUENTIAL DAMAGES.  Neither STIS nor H&P shall be liable to the other for loss of profits, loss of business, loss of anticipated revenue or any other indirect or consequential damages or loss arising out of this Contract.

20.           GENERAL CONDITIONS.

A.                                   This Contract represents the entire agreement between the parties and supersedes all prior negotiations and agreements.  Any amendment hereof shall be in writing and signed by the party against whom it is sought to be enforced.

B.                                     This Contract shall be construed in accordance with the laws of the State of Oklahoma, and exclusive jurisdiction shall be vested in the federal court located in the Northern District of Oklahoma.  Notwithstanding the foregoing in this paragraph 20B, the parties will in good faith attempt to mediate any dispute arising under this Contract prior to instituting litigation.  The party desiring to mediate a dispute shall immediately provide a written mediation notice to the other party.  In the event that the parties are unable to resolve any particular dispute within sixty (60) days from the date of the mediation notice, then any further requirement to mediate is waived and the parties shall have the right to seek all available lawful remedies, including litigation.

C.                                     In the event any provision of this Contract, especially with regard to the indemnities for personal injury and death specified herein, are inconsistent with or contrary to any applicable federal, state or local law, rule or regulation, said provision shall be deemed to be modified only to the extent required to comply with said law, rule or regulation and as so modified, said provision and the Contract shall continue in full force and effect.

D.                                    H&P shall have the right, upon seventy-eight hours (78) prior notice, to audit during normal business hours at STIS’s office, that portion of STIS’s books and records covering the Work.  H&P’s audit rights shall continue for a period of two (2) years from the date of H&P’s acceptance of all the Work.

E.                                      No waiver by STIS or H&P of any default, breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of such occurrence.  Neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Contract will operate as a waiver of any other such right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

F.                                      STIS shall not subcontract any of the Work to third parties without the prior written consent of H&P.  This Contract shall not be assigned by STIS without the prior written consent of H&P.

G.                                     Notwithstanding anything to the contrary in this Contract, the parties acknowledge that H&P shall have the right, in its sole discretion, to have STIS subcontractors perform services directly for H&P without STIS intervention or assistance.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day, month and year first written above.

HELMERICH & PAYNE INTERNATIONAL
WITNESS:	DRILLING CO.

By

SOUTHEAST TEXAS INDUSTRIAL
SERVICES, INC.
WITNESS:

By

ANNEX 1 – Scope of Work

In accordance with H&P’s instructions and pursuant to the terms of the Contract, STIS will provide labor and equipment to perform:

1.	Equipment Installation
2.	Mechanical Outfitting
3.	Component Assembly
4.	Rig up and rig down
5.	Miscellaneous welding
6.	Loading/Unloading
7.	Testing & Commissioning

for a total of 36 rigs, as specified below, (the “Work”).

a.	Flex 4S – 7 rigs (Rig 308, Rig 309, Rig 310, Rig 316, Rig 318, Rig 319, Rig 324)

b.	Flex 4S+ - 4 rigs (Rig 320, Rig 321, Rig 325, Rig 326)

c.	Flex 4MA – (to be determined)

d.	Flex 4 sub3 – 2 rigs (Rig 313, Rig 317)

e.	Flex 3 – 8 rigs (Rig 252, Rig 254, Rig 257, Rig 258, Rig 259, Rig 260, Rig 261, Rig 262)

f.	The remaining 15 rigs will be a combination of the various types listed above as determined by H&P.

Schedule – STIS shall complete the various phases of the Work in accordance with H&P’s current production schedule.

Standards – STIS will perform all Work in accordance with the Contract including the following standards:

a.	Structural Fabrication Specifications HP-050 & F4-S1

b.	Protective Coatings Specification HP-080

c.	Piping Fabrication Specification HP-060

d.	API 4F (where applicable)

e.	AWS D1.1

f.	ASME B31.3

g.	Other specifications/codes listed on any drawing

EXHIBIT “A”

Time and Materials

1.        STIS Labor - as per the STIS rate sheet dated November 15, 2005, attached hereto as Exhibit “A-1”

2.        Materials – Actual documented invoiced cost of materials + 10%

Southeast Texas Industrial Services, Inc.
P. O. Box 1449, Buna, TX 77612
Buna, TX 77612
409-994-3570
409-994-5477 Fax

November 15, 2005

Helmerich & Payne

Attn:Mike Thomas

Mr. Thomas

Following please find our standard Billing rates:

Craft	Straight	Overtime	Double Time
Project Manger	$50.72	$69.99	$89.27
Foreman	$37.73	$52.07	$66.46
A Welder	$34.48	$47.58	$60.86
B Welder	$31.23	$43.10	$54.96
C Welder	$27.98	$38.61	$49.24
Operator	$31.23	$43.10	$54.96
Warehouse	$26.36	$36.38	$46.39
Tool Room	$24.74	$34.14	$43.54
A Helper	$24.74	$34.14	$43.54
B Helper	$21.49	$29.66	$37.82
Clean UP	$21.49	$29.66	$37.82
Time Keeper	$24.74	$34.14	$43.54

All hours worked over 40 hours per week billed at Overtime rate.

All hours worked on Holidays will be billed at Double Time rate.

All Purchased materials billed at invoice cost plus 12%.

All small tools and rental equipment billed at invoice cost plus 15%.

All Subcontractors billed at invoice cost plus 15%.

Perdiem at 60.00 a day.

Company owned trucks will be billed at $70.00 a day.

Sincerely,

Randy Green

Randy Green

Construction Manager

Exhibit “A–1”